Exhibit 99.2

EXP REALTY INTERNATIONAL CORPORATION

2015 AGENT EQUITY PROGRAM

PARTICIPATION ELECTION FORM

eXp Realty International Corporation (the “Company”) has previously approved the 2015 Equity Incentive Plan and, pursuant to it, has authorized creation of the 2015 Agent Equity Program (the “Program”) to be administered in the Board’s discretion, and pursuant to which the Company may sell shares of the Company’s restricted common stock to the Company’s agents and brokers (“Participants”) through deductions to compensation earned by Participants.

Eligibility - All agents and brokers in good standing with the Company are eligible to participate in the Program.

Contribution of Commission as Payment for Shares - Participants, by submitting this Form of Election authorize the Company to set aside five percent (5%) of Agent Net Commission (after splits and fees) (“Contribution for Payment”) on transactions which close in their name, commencing with transactions closing on May 1, 2015 (“Program Effective Date”).

Price for Purchased Shares - The price for shares purchased under the Program shall be at a 20% discount to the fair market value of the Company’s common stock, as determined by the average closing market price of the Company’s common stock in the 30 calendar days preceding the purchase date and, in no event, shall be less than $0.30 per share.

Purchase Date - Shares under the Program shall be purchased on the last trading day of the month during which the closing on the sale of any property from which a Contribution for Payment has been authorized (each a “Purchase Date”).

Custody of Shares - All shares purchased under the Program shall be held by the Company’s Transfer Agent, Island Stock Transfer (“Transfer Agent”), in Book Entry Form until such time that Participant instructs the Transfer Agent to issue the Shares in alternate form.

Associated Costs - Ownership of Shares purchased under the Program may come with associated costs imposed by third parties, including but not limited to fees associated with Restrictive Legend Removal and opinions needed therefor, Transfer Agent fees, and fees that may be imposed by the stock broker of Participant’s choosing or others.

Vesting - All shares purchased under the Program shall vest immediately in the name of the Participant.

Cancellation of Participation - Any Participant may cancel his or her participation in the program by providing email notification of cancellation (“Cancellation Notice”) not less than 30 calendar days prior to the next scheduled Purchase Date. In order to be effective, Cancellation Notices must be sent to admin@exprealty.com with a copy to jason@exprealty.com.

Termination - the Program is subject to termination at the discretion of the Company’s Board of Directors.

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Acknowledgments:

Participant understands that participation in this program is subject to the terms and conditions contained herein, in the Program itself, and in the 2015 Equity Incentive Plan.

Participant has read and fully understands both the Program and the Plan. By participating in the plan, Participant agrees to be bound by the terms and conditions of the Program and the Plan. By acceptance of this opportunity to purchase shares, Participant consents to the electronic delivery of all related documents, including the Program, the Plan, any account statements and Plan prospectuses, as applicable, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the an investment in the Company’s restricted stock. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion.

By signing this enrollment form, Participant certifies that he or she is of legal age in the state or country of his or her residence.

Participant, by signing this enrollment form, certifies that: Participant is not subject to backup withholding because (a) Participant is exempt from backup withholding, or (b) Participant has been notified by the Internal Revenue Service (IRS) that Participant is not subject to backup withholding, or (c) the IRS has notified Participant that Participant is no longer subject to backup withholding.

Participant, by signing this enrollment form, certifies that: Participant is purchasing the Shares solely for Participant’s own account, and not for the benefit of any other person. Participant is acquiring the Shares solely for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstance, except selling, transferring, or disposing of the Shares, in full compliance with all applicable provisions of the Securities Act, the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and applicable state securities laws.

Participant confirms that she or he has had the opportunity to ask questions of, and receive answers from, the Company or any authorized Person acting on its behalf concerning the Company and its business, and to obtain any additional information, to the extent possessed by the Company (or to the extent it could have been acquired by the Company without unreasonable effort or expense) necessary to verify the accuracy of the information received by Participant.

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Participant has carefully considered and has discussed (or accepts the responsibility to discuss) with its own legal, tax, accounting and financial advisors, to the extent the Participant has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement for the Participant’s particular federal, state, provincial, local and foreign tax and financial situation and has independently determined that this investment and the transactions contemplated by this Agreement are a suitable investment for the Participant. Participant understands that it (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of the investment in the Shares or the transactions contemplated by this Agreement.

Participant understands that the Shares are characterized as “restricted securities” under the federal securities laws, inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, the Shares may be resold without registration under the Securities Act only in certain limited circumstances.

Participant understands that participation in this Program does not change the at-will nature of Participant’s independent contractor consulting relationship with the Company.

NO AGENT, BROKER OR ELIGIBLE INDIVIDUAL SHALL BE DEEMED A PARTICIPANT UNLESS AND UNTIL

SUBMITTING THIS COMPLETED FORM OF ELECTION.

Please check the appropriate choice below and sign:

YES - I would like to participate in the Program

NO - I do not wish to participate in the Program at this time.

Signature:____________________________     Date: ______________

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